UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 8, 2016 (October 25, 2016)

PETROSONIC ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53881	98-0585718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

57 Valley Woods Way NW, Calgary, AB, Canada, T3B6A5

(Address of Principal Executive Offices)

(403) 708-7869

(Issuer's Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(a)       Appointment of a Director

On October 25, 2016, the Board of Directors of the Company appointed Mr. Bendis Husi, age 42, as a member of the Board of the Directors of the Company.

Mr. Husi currently serves as President of his consulting company. Before that Mr. Husi served as a senior accounting manager for a resource firm in Calgary and Toronto, Canada, where he was responsible for the company’s financial management and other administrative functions. Prior to that Mr. Husi was vice general director of taxation for the government of Albania. Mr. Husi previously has been the CEO of Petrosonic’s Albania subsidiary.

There is no arrangement or understanding between Mr. Husi and any other person(s) pursuant to which he was selected as an officer and director of the Company. Mr. Husi has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

Other than as reported herein, there is no material plan, contract or arrangement (whether or not written) to which Mr. Husi is a party or in which he participates that is entered into or materially amended in connection with our appointment of Mr. Husi, or any grant or award to Mr. Husi or modification thereto, under any such plan, contract or arrangement in connection with our appointment of Mr. Husi.

(b)        Director Option Grant

On October 25, 2016 the Board of Directors of the Company granted Bendis Husi, Director, an option to purchase 200,000 shares of Company common stock. The terms will be pursuant to the Company’s approved incentive option plan. There have been no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, and in which Mr. Husi had or will have a direct or indirect material interest.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROSONIC ENERGY, INC. November 8, 2016 /s/ Art Agolli Art Agolli President, Chief Executive Officer

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